Exhibit 10.21

AMENDED AND RESTATED SEPARATION AND CONSULTING AGREEMENT AND RELEASE

This Amended Separation and Consulting Agreement and Release (this “Agreement”) is made by and between Jeffrey M. Bizzack (“Employee”) and ServiceSource International, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). This Agreement replaces and supersedes the Separation Agreement signed by the parties October 5, 2012.

WHEREAS, Employee and Company entered into that certain Separation and Consulting Agreement on October 5, 2012 (“Separation Agreement”); and

WHEREAS, the Parties wish to amend the Separation Agreement to extend Employee’s full-time employment by three months and, as a result, adjust his consulting services to begin three months later;

WHEREAS, Employee and Company entered into that certain Amended and Restated Employment and Confidential Information Agreement as of October 20, 2010 (the “Employment Agreement”);

WHEREAS, the Company and Employee have entered into those certain share option agreements (the “Equity Agreements”) evidencing the grant to Employee of options to purchase common stock of the Company (the “Options”) and/or receive restricted stock units (“RSU’s”) with grant dates of February 27, 2009 and December 16, 2010, pursuant to the terms of the ServiceSource International, LLC 2008 Share Option Plan (the “2008 Plan”) and February 7, 2012, pursuant to the terms of the ServiceSource International, Inc. 2011 Equity Incentive Plan (together with the 2008 Plan, the “Stock Plans”);

WHEREAS, the Company and Employee have arrived at a mutual agreement that (1) Employee’s title will change to Vice Chairman, effective October 5, 2012, and (2) Employee’s employment with the Company will terminate effective as of March 31, 2013, and desire to amend the Employment Agreement to reflect such agreement; and

WHEREAS, the Parties wish to provide for a post-termination consulting arrangement as provided herein;

WHEREAS, the Parties wish to agree to the form of termination releases and the like, as contemplated by the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1. Amendment of Term of Employment; Separation. Section 3 of the Employment Agreement is hereby deleted. Employee shall continue his employment with Company through and including March 31, 2013 (the “Employment Separation Date”) in accordance with the Employment Agreement (subject to the amendments thereto set forth in this Agreement). Employee’s employment shall terminate as of the close of business on the Employment

Separation Date. As of the Employment Separation Date, Employee shall resign from any and all offices and directorships Employee has with the Company. Employee shall execute such additional documents as requested by the Company to evidence the foregoing.

2. Post-Employment Consulting Services. The Company agrees to retain Employee, and Employee agrees to serve, as Vice Chairman on a consulting basis, reporting to the Company’s Chief Executive Officer, in which role he shall be reasonably available to provide non-exclusive consulting services to the Company as needed (a) to meet with prospects and/or existing customers in support of sales pursuits, (b) to meet with customers and otherwise assist in customer retention activities and (c) to consult on organizational design matters (the “Consulting Services”) as an independent contractor for a term of six (6) months from the Employment Separation Date and ending on September 30, 2013 (the “Consulting Term”). Employee shall not provide consulting services to any Company competitor during the Consulting Term. The Consulting Term may not be terminated by Company except for “Cause” as defined in the Employment Agreement. Employee shall perform the services that are reasonably requested of him by the Company’s Chief Executive Officer during the Consulting Term. Employee shall provide the Consulting Services on a good faith, commercially reasonable efforts basis. Employee does not warrant or guaranty any specific result or outcome to the Company on account of his Consulting Services.

Specific Consulting Services expected of Employee during his remaining employment and through the Consulting Term include, without limitation, the following as requested by the Company:

1.	Assistance with ACV expansions;

2.	Assistance with new customer implementations logos as requested by Mike Smerklo and/or John Boucher.

3.	Assistance in transitioning the Company customers for whom Employee is currently the executive sponsor.

4.	Assistance with the Company’s reorganization initiative (Project Clarity) as requested.

5.	Assistance in recruiting and training Employee’s replacement (if any) if requested by Company, and/or training those in the Company who assume Employee’s current job functions.

6.	Assistance with President’s Club if requested by Company.

7.	Completion of the new Company account management model.

8.	Executive coverage for key customers

9.	Development of customer engagement program with Chief Marketing Officer.

As consideration for these Consulting Services, and subject to Employee timely signing this Agreement and signing and not revoking the Supplemental Release (as defined below), in each case, according to their respective terms, the Company agrees to allow Employee, for acting in his consulting capacity, continued vesting of his Options.

To the extent Employee is required to travel in the course of providing Consulting Services, he will be reimbursed for his actual travel expenses. All travel shall be mutually agreed in advance between Employee and the Company’s Chief Financial Officer.

Nothing in this Agreement pertaining to Employee’s anticipated role as a consultant, nor his continued access to a Company office, email account, laptop computer, and telephone number (as applicable), shall in any way be construed to constitute Employee as a continuing agent, officer, employee, or representative of the Company after the Employment Separation Date. It is the intent of the Parties that Employee’s separation of employment on the Employment Separation Date shall constitute a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1). Accordingly, the Parties reasonably anticipate that following the Employment Separation Date, Employee will be providing Consulting Services to the Company for approximately thirty-six (36) hours per month, but in all events at a level less than or equal to 20% of the average level of Employee’s services to the Company in the 36-month period prior to the Employment Separation Date.

3. Accrued Amounts. Not later than five (5) business days following the Employment Separation Date, the Company will pay Employee all Accrued Amounts (as defined below), subject to payroll deductions and required withholdings. “Accrued Amounts” means any accrued but unpaid base salary through date of termination paid in accordance with Company’s normal payroll practices, unreimbursed business expenses incurred and submitted prior to the date of termination paid in accordance with Company policies, and accrued but unused vacation time through the date of termination due in accordance with Company plans and policies. Based upon Employee’s completion of the 2012 fiscal year as Vice Chairman, Employee will also be entitled to receive his bonus payment for 2012 at the funding percentage level applied to the executive management team by the Company’s Board of Directors and/or Compensation Committee. Upon receipt by Employee of all such Accrued Amounts payments, Employee shall execute and deliver to Company the Release (“Release”) in the form of Appendix A attached hereto.

4. Stock Options and Restricted Stock Units.

(a) The Parties agree that pursuant to the Equity Agreements and the Stock Plans, the option vesting schedule set forth in Appendix B hereto is true and correct. For clarity, Options and RSU’s that have vested as of the date hereof are fully vested and not subject to any other conditions beyond those stated in the applicable Stock Plans and/or Equity Agreements.

(b) The Parties agree that, for purposes of determining the number of Options and/or RSU’s that have vested as of the end of the Consulting Term pursuant to the terms of the Equity Agreements and the Stock Plans, Employee shall be deemed to be a “Consultant” (as defined in the Stock Plans) and shall continue to vest in accordance with the terms of the Stock Plan and the Stock Agreements during the Consulting Term. Notwithstanding anything to the contrary in the Equity Agreements or the Stock Plans, the Options shall cease any further vesting upon the earliest to occur of (a) the end of the Consulting Term or such earlier date on which the Consulting Services are terminated by either party hereto (subject to Section 2 above) and (b) such earlier date on which Employee’s employment is terminated for Cause or due to Employee’s resignation in accordance with the terms of the Employment Agreement, provided, that upon (x) the termination of Employee’s employment with the Company prior to March 31, 2013 by the Company without “Cause” (as defined in the Employment Agreement) or (y) the termination of the Consulting Services prior to September 30, 2013 by the Company for any reason other than Cause (in each case, a “Qualifying Termination”), the Options shall vest as to that number of shares subject thereto that would have vested had Employee remained employed by the Company through March 31, 2013 and remained as a Consultant of the Company through September 30, 2013. In addition, notwithstanding anything in the Equity Agreements or the Stock Plans to the contrary, any Options that are vested as of the end of the Consulting Term (or the date of any Qualifying Termination, if applicable) shall remain exercisable for the period of ninety (90) days immediately following the end of the Consulting Term (or the date of any earlier Qualifying Termination, if applicable). The Options shall otherwise continue to be subject to all other terms of the Stock Plan and the Stock Agreements, as applicable.

5. Benefits. Employee’s health insurance benefits shall cease on the last day of March, 2013, subject to Employee’s right to continue his health insurance under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If Employee elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Employee and Employee’s eligible dependents, then the Company will reimburse Employee on the last day of each month during the three (3) month period immediately following the Employment Separation Date for the COBRA premiums paid in such month for such coverage (at the coverage levels in effect immediately prior to Employee’s termination of employment), provided, that such reimbursement payments shall cease upon the date on which Employee and/or Employee’s eligible dependents become covered under similar plans. Except as set forth in Section 4 above, Employee’s participation in all other benefits and incidents of employment, and the accrual of bonuses, vacation, and paid time off, shall cease as of the Employment Separation Date.

6. Resumption of Stock Trading Plans. Beginning January 1, 2013, Employee may reinstate any Rule 10b5-1 stack trading plans used by Employee to sell Company stock.

7. Release. In addition to signing the form of release attached as Appendix A following the Employment Separation Date, Employee hereby immediately waives any claims for severance benefits under Section 8(a) of his Amended Employment Agreement (dated December 8, 2010) on the grounds that changes to his job duties prior to the execution of this Agreement constituted “Good Reason” for Employee to voluntarily terminate his employment, as that term is defined in the Amended Employment Agreement.

8. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Employment Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s Proprietary and Confidential Information (as defined in the Employment Agreement) and non-solicitation of Company clients and employees. Except as the Company otherwise determines is necessary for the performance of the Consulting Services, Employee agrees that, upon the earlier of the Employment Separation Date or any resignation by Employee or termination of Employee for Cause,, Employee shall return all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company, including all property in electronic form and all copies of Proprietary and Confidential Information.

9. Supplemental Release. Within five business days after the termination of the Consulting Term, Employee agrees to execute a supplemental release on substantially the same terms as the Release (the “Supplemental Release”).

10. Non-solicitation. Employee agrees that for a period of twelve (12) months immediately following the Employment Separation Date, Employee shall not directly or indirectly solicit any of the Company’s employees for a competing business or otherwise induce or attempt to induce such employees to terminate employment with the Company. Employee agrees that any such solicitation during that period of time would constitute unfair competition.

11. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

12. Disputes. This Agreement shall be governed by California law, without regard to its principles of conflicts of laws. Any dispute arising from this Agreement shall be subject to the exclusive jurisdiction of state and federal courts located in the Northern District of California. The prevailing party in any such dispute shall recover its reasonable attorneys’ fees and costs from the losing party, including any fees or costs arising from an appeal.

13. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

14. No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

15. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

16. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Employment Agreement and the Stock Agreements.

17. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

18. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

19. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)	he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Jeffrey Bizzack, an individual

Dated: January 8, 2013	/s/ JEFFREY BIZZACK
Jeffrey Bizzack

ServiceSource International, Inc.

Dated: January 8, 2013	By	/s/ PAUL WARENSKI

APPENDIX A

(Form of Release)

FORM OF RELEASE

1. General Release. In exchange for the consideration provided by ServiceSource International, Inc. or its successor (the “Company”) to the undersigned current or former employee of the Company (the “Employee”) under this Agreement or the employment agreement between the Company and the Employee, that Employee is not otherwise entitled to receive, and Employee hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Employee’s employment with the Company or the termination of that employment; (2) all claims related to Employee’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Family and Medical Leave Act; the Employee Retirement Income Security Act; California Fair Employment and Housing Act (as amended ), any state labor code; the Equal Pay Act, of 1963, as amended.

2. SECTION 1542 WAIVER. Employee hereby acknowledges that he has read and understands Section 1542 of the Civil Code of the State of California, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of any unknown or unsuspected claims Employee may have against the Company, its affiliates, and the entities and persons specified above.

3. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

4. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his/her name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

5. Nondisparagement. Each Party agrees to refrain from any disparagement, defamation, libel, or slander of the other, and of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.

6. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

7. ADEA Waiver and Release. Employee acknowledges that Employee knowingly and voluntarily waives and releases any rights Employee may have under the ADEA, as amended. Employee also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that: (a) his waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advised that he have the right to consult with an attorney prior to executing this Agreement; (c) Employee has been given twenty-one (21) days to consider this Agreement; (d) Employee has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by Employee, provided that the Company has also executed this Agreement by that date (“Effective Date”). The parties acknowledge and agree that revocation by Employee of the ADEA Waiver and Release is not effective to revoke his waiver or release of any other claims pursuant to this Agreement.

By:		Date:
Jeffrey Bizzack, Employee

By:		Date:
On behalf of ServiceSource International, Inc.